EXHIBIT 10.1

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

THIS CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 7, 2007, between THE QUANTUM GROUP, INC., a Nevada corporation, (the “Company”), whose principal place of business is 3420 Fairlane Farms Road, Suite C, Wellington, Florida  33414 and NOEL J. GUILLAMA, an individual (the “Executive”), whose address is 929 Cedar Cove Road, Wellington, Florida  33414.

RECITALS

A.

The Company is engaged in the business of providing support services to physicians, hospitals and managed care organizations in the State of Florida.

B.

The Company Executive has established a valuable reputation and goodwill in the State of Florida with experience in all affairs of the Company, and Company Business which is partly due to the transfer of know-how or reputation of Executive.

C.

The Executive has extensive and valuable experience in the business of the Company and in healthcare in the State of Florida.

D.

The Executive, by virtue of the Executive’s key participation in the formation of the Company from its inception, is intimately familiar with the manner, methods, trade secrets and other confidential information pertaining to Company Business.

E.

The Executive enters into this Agreement as requested by the Underwriters concerning a proposed Secondary Public Offering which requires that such Agreement be in place at the time of the Offering.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.

Recitals.  The above recitals are true, correct, and are herein incorporated by reference.

2.

Employment.  The Company hereby employs the Executive in the capacity of President and Chief Executive Officer, and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.

3.

Duties During Employment Period.  During the “Term” (including any renewals thereof) as defined in Section 5 of this Agreement, the Executive shall:

a.

diligently devote all of the Executive’s working time and efforts to the business and affairs of the Company.  The Executive shall have such duties and powers that are commensurate and consistent with those of a President and Chief Executive Officer, subject to the approval and guidance of the Board of Directors of the Company;

b.

devote attention and render services to the Company and shall be employed by the Company according to the terms and conditions of this Agreement; and

c.

have no other employment during the term of this Agreement, except that nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies, non-public organizations, public initiatives, colleges or universities, or be appointed to a governmental board or to otherwise serve in a position in service of the residents of/in the State of Florida.  The Executive has disclosed that for over 20 years he controls certain family owned businesses and investments, and at times these will require his attention and interest and he may receive compensation from such service. The total amount of time Executive shall be permitted to devote to service on boards or his family businesses and investments shall not exceed 20 hours in any week or a total of 400 hours annually.

4.

Compensation and Benefits.

a.

Salary.  The Executive shall be paid a base salary (the “Base Salary”), payable monthly, at an annual rate of no less than One Hundred Seventy Five Thousand Dollars ($175,000) for the first year, plus annual increases of no less than five percent (5%) on the anniversary of the Effective Date of this Agreement.

b.

Bonus.  As additional compensation, the Executive shall be entitled to receive a bonus (“Bonus”) for each fiscal year during the initial and renewal terms of Executive’s employment with the Company in the amount of two percent (2%) of Earnings Before Income Taxes of the Company earned during the fiscal year for which the Bonus for that period is determined, as well as any additional compensation, principally additional stock options or grants of restricted stock, which the Company’s Compensation Committee may determine appropriate for Executive and other executives of the Company.  The date of payment for such Bonus will made between January 1st and March 15th of the year following the end of the fiscal year in which said Bonus was earned.  Notwithstanding the foregoing, all payment of Bonus compensation will be made in compliance with Section 409A of the Internal Revenue Code.

c.

Employee Benefits.  The Executive shall be entitled to participate in all benefit programs of the Company currently in place or hereafter made available to executives and/or other employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, sick leave, salary continuation, and holidays, and other fringe benefits, plans and insurance not otherwise specified in this Agreement.

d.

Medical Insurance.  The Company shall provide, at no cost to the Executive, hospital, surgical and major medical coverage for the Executive and Executive’s spouse and dependent children to the age of twenty-five (25).

e.

Vacation.  During each fiscal year of the Company, the Executive shall be entitled to five (5) weeks of vacation time to be utilized or paid for each year, or accrued and carry over into the following year(s); provided however, that the Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling.  As of the Effective Date of this

Agreement, any pre-existing accrued vacation time by the Executive shall be paid by the Company in full. The maximum accrual of paid vacation under this Agreement by the Executive shall be ten (10) weeks. After the Executive has accrued ten (10) weeks of paid vacation, Executive shall not be entitled to accrue any additional vacation time. Any vacation time accrued beyond ten (10) weeks at the end of any fiscal year shall be forfeited by the Executive.

f.

Business Expense Reimbursement.  The Executive shall be provided with Company credit cards, either American Express or Visa/Master Card, for business travel and entertainment, and the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred directly by the Executive (in accordance with the Company policies and procedures established for its senior executive officers), including first class accommodations for air travel, while performing services on behalf of the Company.

g.

Automobile Expenses.  The Company shall provide the Executive with an automobile acceptable to him.  Executive acknowledges he currently is provided with a car.  The Company shall also be responsible for all expenses in connection with such automobile including, but not limited to, maintenance, insurance and gas, while performing services on behalf of the Company.

h.

Cellular Telephone.  The Company shall provide the Executive with a cellular telephone and PDA, and the Company shall be responsible for all costs and expenses in connection with such communication devices, not limited to, monthly service charges and maintenance, while performing services on behalf of the Company.

i.

Stock Options.  Upon the Effective Date of the Secondary Public Offering, the Executive shall also be granted options to purchase shares of Common Stock of the Company under the following terms and conditions:

i.

Executive will receive, upon the Effective Date of this Agreement, the option to purchase 200,000 shares of the common stock of the Company at the option price of the Volume Weighted Average Price (VWAP) of the Company’s stock for the 30 days preceding the first date of the Secondary Public Offering to expire 10 years from the date of vesting.

ii.

Executive will receive additional longevity options at the rate of 20,000 options to purchase shares of the common stock of the Company, plus an additional 10,000 shares for each year of employment counting from the Effective Date of this Agreement, as adjusted for any future stocks splits following the date of the Secondary Public Offering, on the anniversary of the Effective Date of this Agreement at then current Volume Weighted Average Price of the Company’s stock for the 30 days preceding the anniversary date of the Public Offering and expiring 10 years from the date of vesting.

iii.

At the request of Executive, and as required by law, the Company shall file a registration statement for the common stock underlying the options concurrently with the filing of the annual report on Form 10-K, for all shares earned each year starting with Fiscal Year 2008.  The Executive will have the right to sell or transfer without restrictions all earned or vested shares and options.

j.

Insurance and Disability Payments.  Within ninety (90) days of the Effective Date of this Agreement, the Company agrees to obtain or transfer ownership of the Company-owned life insurance on Executive (currently over $6 million) and assume the expense of said life insurance for the benefit of the Executive’s heirs in the amount of no less than ten (10) times Executive’s current rate of salary but never for less than $3 million Furthermore, the Company agrees to provide, at its own expense, and for the benefit of the Executive’s heirs, a disability insurance policy for the Executive which shall provide a benefit equal to 66% of Executive’s current base salary with increases from time to time in accordance with projected increases in base salary.

k.

Technology.  Executive will be provided with a desktop computer to be selected by the Technology department of the Company to be used by the Executive at his residence for conducting Company related work.  The Company will also provide Executive with a laptop computer to his specification. In the event of employment termination, Executive will return said computers to the Company, or at his option, he may retain them for his personal benefit upon his departure, by paying the Company the current book value.  The Company will reimburse Executive for fax line and internet access at his home at the rate of $100 per month, while performing services on behalf of the Company.

l.

Professional Development.  During the period of Executive’s employment, the Company agrees to continue to pay for the professional development and education of Executive including and not limited to professional associations, development seminars and conventions on business, healthcare and public policy.  This will include programs, certifications and degrees offered by trade associations, technical schools, colleges, and universities.  Executive’s attendance of professional development programs shall not exceed ten (10) days per year, unless additional time is approved by the Company Board.

5.

Term.  The Term of employment hereunder will commence on the Effective Date of the registration statement of the Company with the Securities and Exchange Commission (“Effective Date of this Agreement”) and end five (5) years from the Effective Date of this Agreement (“Term”), unless terminated pursuant to Section 6, of this Agreement, provided that the Executive and the Company may, upon mutual written consent, renew this Agreement for up to two (2) additional five (5) year terms (“Renewal Term”).  The Agreement “anniversary date”, as used herein shall be the anniversary date from the Effective Date of this Agreement. If the Company Registration Statement with the Securities and Exchange Commission is not declared effective by October 31, 2007 and a minimum of $15 million is not raised by October 31, 2007 with said Offering, this Agreement will be null and void.

6.

Consequences of Termination of Employment.

a.

Death.  In the event of the death of the Executive during the Term or Renewal Term of the Agreement, salary shall be paid to the Executive’s designated beneficiary, (to be filed with the Chair of the Compensation Committee) or, in the absence of such designation, to the estate or other legal representative of the Executive for a period of three (3) months from and after the date of death.  The Company shall also be obligated to pay to the Executive’s estate or heirs, as the case may be, any such accrued amount of Bonus based upon (i) the formula set forth in Section 4(b) of this Agreement for the fiscal year in which the death of the Executive occurred; (ii) divided by twelve (12); and (iii) then multiplied by the number of completed months the Executive was employed by the Company, in the month prior to the Executive’s death.  Payment of all compensation due and owing will be paid by the Company in three (3) monthly installments.

b.

Disability.  In the event of the Executive’s disability, as hereinafter defined, the Executive shall be entitled to compensation in accordance with Company disability compensation guidelines for senior executives, including any separate arrangement or policy covering the Executive, and in all events the Executive shall continue to receive the Executive’s salary in effect at the time of disability for a period of not less than three (3) months from the date on which the disability was deemed to have occurred as hereinafter outlined below.

i.

“Disability,” for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive is unable by reason of illness or accident, to perform the Executive’s duties under this Agreement for a cumulative total of twelve (12) weeks in any one calendar year or (B) the Executive is unable to perform Executive’s duties for ninety (90) consecutive days or (C) the Executive has a guardian, or a person or estate appointed by a court of competent jurisdiction.  Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

ii.

Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to disability as reflected in the preceding paragraph, (i) the Executive is rehired, whether as an Executive or a consultant, any salary, annual incentive payments or other benefits earned or accrued by the Executive after the date of rehire, shall be offset by any salary compensation as outlined in (B) above.

iii.

In no event will compensation be paid or a disability be deemed to have occurred if said event does not comply with the definition of a “disability” as outlined in Section 409A of the Internal Revenue Code.

iv.

Payment of compensation due and owing in accordance with this Section 6(d) will be paid no earlier than the date which is six (6) months following the date of Disability as required by Section 409A of the Internal Revenue Code.  Following the date of expiration of the above six (6) month period, the Executive will receive from the Company payment of all compensation due and owing in three (3) monthly installments.

c.

Termination by the Company for Cause.

i.

Nothing herein shall prevent the Company from terminating Employment for “Cause” as hereinafter defined.  The Executive shall continue to receive salary only for the period ending with the date of such termination for cause.  Any rights and benefits the Executive may have accrued with respect to any other compensation shall be determined in accordance with the terms of such other compensation arrangements, plans or programs.

ii.

“Cause” shall mean (A) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or material dishonesty against the Company; (B) committing or participating in any other material injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) tortious conduct with respect to any matter involving the Company which has a material adverse impact on the Company; (D) conviction of any felony or a misdemeanor if it relates to Executive’s employment hereunder or the business of the Company; (E) repeated failure of the Executive after a written notice to follow any instructions by the Board of Directors consistent with the Executive’s title and duties as provided in Section 3; (F) breach of the Covenant Not to Compete, Section 7, or the Confidentiality Covenant, Section 8; or any assignment of this Agreement by the Executive in violation of Section 19 of this Agreement. Any occurrence described in above clauses (A) through (F) shall constitute a material breach of this Agreement by the Executive.

iii.

Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6(c).

d.

Termination by the Company Other than for Cause.

i.

The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above, or if Executive’s employment is terminated under Sections 6(f) or 6(g) hereof, the Company shall continue to be obligated to pay to Executive all salaries and current bonuses, and any other accrued benefit due at the time of termination, and Executive shall be entitled to all Stock Options earned as of the date of termination and therefore the Company shall register within ninety (90) days of any separation, and at the expense of the Company, the public  sale of all shares owned by the Executive, his family, and companies controlled by the Executive or his family as well as all option shares, and the release all effective lockup restrictions.  In addition, in the event the termination of the Executive is not for Cause, the Company shall pay Executive on a monthly basis at least two (2) years additional salary at the Base Salary then in effect or, if more than two (2) years remain for the term of the Agreement, then the Company shall pay Executive on a monthly basis additional salary at the base rate then in effect for the greater of one-half of the remaining period to the end of the term of the Agreement or two years.

ii.

Payment of compensation due and owing in accordance with this Section 6(d) will be paid no earlier than the date which is six (6) months following the date of Termination by the Company Other than for Cause as required by Section 409A of the Internal Revenue Code.  Following the date of expiration of the above six (6) month period, the Executive will receive from the Company payment of all compensation due and owing in three (3) monthly installments.

e.

Voluntary Termination.

i.

In the event the Executive terminates the Executive’s employment on his own volition, except as provided in Section 6(f) and/or Section 6(g), prior to the expiration of the Term or Renewal Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with Section 6(a).

ii.

Payment of compensation due and owing in accordance with this Section 6(e) will be paid no earlier than the date which is six (6) months following the date of Voluntary Termination as required by Section 409A of the Internal Revenue Code.    Following the date of expiration of the above six (6) month period, the Executive will receive from the Company payment of all compensation due and owing in three (3) monthly installments.

f.

Constructive Termination of Employment.  A termination by the Company Other than for Cause under Section 6(d) shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

i.

a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Executive’s position as described in Section 3; or

ii.

a change in Executive’s principal office to a location outside the Central Palm Beach County, Florida area; or

iii.

any reduction in the Executive’s salary below the salary in effect immediately prior to such reduction or a reduction as a percentage of salary in the incentive bonus described under Section 4(i)  above; or

iv.

a material breach of the Agreement by the Company; or

v.

failure by a successor company to assume the obligations under the Agreement; or

vi.

if, at any time Executive is not a member of the Board of Directors of the Company.

Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Company outlining that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive’s employment under this Section 6(f), which set written notice shall specify the particular act or acts, and the basis of which the Executive intends to  terminate the Executive’s employment, and the Company notwithstanding shall then be given the opportunity, within a period of thirty (30) days of its receipt of such notice,  to cure said event; provided, however, there shall be no period permitted to cure a second occurrence of the same event.

Payment of compensation due and owing in accordance with this Section 6(f) will be paid no earlier than the date which is six (6) months following the date of Constructive Termination as required by Section 409A of the Internal Revenue Code.  Following the date of expiration of the above six (6) month period, the Executive will receive from the Company payment of all compensation due and owing in three (3) monthly installments.

g.

Termination Following a Change of Control.

In the event that a “Change in Control,” of the Company as hereinafter defined, shall occur at any time during the Term or Renewal Term hereof, the Executive shall have the right to terminate the Executive’s employment under this Agreement upon a thirty (30) days written notice issued at any time within a year after the occurrence of such event, and such termination of the Executive’s employment with the Company pursuant to this Section 6(g)(i), then, and in any such event, such termination shall be deemed to be a Termination by the Company other than for Cause, the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6(d) of this Agreement.

i.

For purposes of this Agreement, a “Change in Control” of the Company shall mean a change in control (A) as set forth in Section 280G of the Internal Revenue Code or (B) of a nature that would be required to be reported in response to Item 1 of the current report on Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:

1.

any “person, group or organization”, other than the Executive, (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of Company outstanding securities then having the right to vote at elections of directors; or

2.

the individuals who at the effective date of the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof; or

3.

the business or any over 33% of the business generating revenues of the Company for which the Executive’s services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

Anything herein to the contrary notwithstanding, this Section 6(g) will not apply where the Executive gives the Executive’s explicit written waiver stating that for the purposes of this Section 6(g) a Change in Control shall not be deemed to have occurred.  The Executive’s participation in any negotiations or other matters related to a Change in Control, as directed by the Board of Directors, shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

Payment of compensation due and owing in accordance with this Section 6(g) will be paid no earlier than the date which is six (6) months following the date of Termination Following a Change of Control as required by Section 409A of the Internal Revenue Code.  Following the date of expiration of the above six (6) month period, the Executive will receive from the Company payment of all compensation due and owing in three (3) monthly installments.

ii.

Special Tax Provision. In the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) as a result of a Change in Control (collectively, the "Covered Payments") is or becomes subject to the deduction limitation provided for in Section 280G(a) of the Code ("Deduction Limitation) or the excise tax provided for in Section 4999 of the Code ("Excise Tax") (or any similar deduction limitation or tax that may hereafter be imposed), the Company shall reduce the Covered Payments so that the Covered Payment does not exceed the greatest amount that could be paid to the Executive such that the receipt of the Covered Payment would not give rise to any Deduction Limitation or Excise Tax. Without limiting the foregoing sentence or any other provision of this Agreement, the foregoing limitation relating to Section 280G(a) and Section 4999 of the Code may require reduction of the Covered Payments to an amount which does not exceed 2.99 times the Executive's average includible compensation over the 5 most recent taxable years ending before the date the Change in Control occurs, and further reduced by the amount of other benefits and payments payable to the Executive by the Company or its affiliates pursuant to this Agreement or otherwise.

7.

Covenant Not to Compete. The Company recognizes the unique experience the Executive has in the field of healthcare services in the State of Florida, having founded the current industry leader and the Company.  The Company also recognizes that the Executive has a right to make a living in his field of over 18 years. So therefore, in consideration for continued payment of all salary and benefits regardless of cause for termination (with or without cause) or abandonment, and in return for such unqualified compensation, the Executive agrees to the following:

a.

For a period of two (2) years after termination of the Executive’s employment under this Agreement or any Renewal Term or extension thereof (the “Restricted Period”), for whatever reason and anywhere that the Company has done or is currently doing business (the “Restricted Area”), Executive will not:

i.

During the Restricted Period and within the Restricted Area, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the providers and payers which the Company has a business relationship with at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

ii.

During the Restricted Period and within the Restricted Area, (a) directly or indirectly recruit or solicit any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (b) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the Business of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within twelve (12) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

iii.

During the Restricted Period, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship contractual or otherwise, between the Company and any Providers, Employees or Agents of the Company.

b.

The provision of paragraph 7 will not be in effect for any corporation or partnership which the Company’s Board of Directors agree is a direct or indirect shareholder interest holder, and/or has entered into any kind of joint venture relationship or partnership with the consent of the Company.

c.

This Covenant Not to Compete, Section 7, shall survive the termination of this Agreement and may be enforced independently of this Agreement in accordance with Sections 10 and 11 of this Agreement which shall apply in any subsequent dispute and/or litigation over this Covenant Not to Compete.

8.

Confidentiality Covenant.

a.

Upon expiration of this Agreement or Executive’s termination from employment, for a period of two (2) years following such expiration or termination for whatever reason,

Executive shall not disclose to any third parties, utilize for his own purposes, directly or indirectly through another company, partnership or any entity, any “Confidential Information,” as defined herein, which Executive personally created, caused to be created, learned, observed, obtained or was otherwise exposed to during the course of his employment with the Company. For purposes of this Covenant, “Confidential Information” includes, but is not limited to, any and all information for which the Company has a legitimate business interest, including all documents, forms, computer software created, modified or caused to be created or modified by the Company; all plans and information concerning products, services, market or Company strategy, marketing, pricing, contractual terms, or any other trade secrets or information intended by the Company to remain confidential within the Company.

b.

This Confidentiality Covenant, Section 8, shall survive the termination of this Agreement and may be enforced independently of this Agreement in accordance with Sections 10 and 11 of this Agreement which shall apply in any subsequent dispute and/or litigation over this Confidentiality Covenant.

9.

Covenants as Essential Elements of this Agreements; Survival of Covenants.  It is understood by and between the parties hereto that the foregoing covenants by Executive contained in Sections 7 and 8 of this Agreement shall be construed to be agreements independent of any other element of Executive’s relationship with the Company.  The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties, shall not constitute a defense to the enforcement by the Company of the Covenant Not to Compete and/or the Confidentiality Covenant in this Agreement against Executive.

10.

Remedies and Enforcement.

a.

Executive acknowledges and agrees that the Company remedy at law for a breach or threatened breach of any of the provisions of Sections 7 and 8 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company.  In recognition of this fact, in the event of a breach by Executive of any of the provisions of Sections 7 and 8, Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

b.

If Executive violates the restrictions set forth in this Agreement, then the duration of the restrictions under Sections 7 and 8 shall be extended for an amount of time equal to the number of days that Executive violated the Agreement until the date that the Company obtains an order enjoining the Executive from said violation.

c.

In the event that, despite the express agreement of Executive and Company, any provision stated herein shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that the provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable; and/or over the maximum geographical area as to which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

d.

In the event that Executive challenges this Agreement and an injunction is issued staying the implementation of the restrictions imposed herein, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which Executive is unemployed.  If a court finds in favor of Company, the restrictions will be imposed for the amount of time that remains on the restrictions at the time they were tolled, or at the time of the court’s decision of the restrictions were not tolled, as the case may be.

e.

The provision of Section 7 of this Agreement, as well as the period of time, geographical areas and types and scope of restrictions of Executive’s activities specified herein are intended to be divisible; and, in the event any provision herein shall be deemed invalid or unenforceable in any respect, as to any one or more periods of time, geographical areas, business or activities, the remaining provisions shall not thereby be affected but shall remain in full force and effect; and this Agreement shall be deemed to be amended without further action by the parties hereto to the extent necessary to render it valid and enforceable.

f.

The Executive further acknowledges and agrees that in the event of a breach, or threatened breach of the provisions of Sections 7 and 8, the Company will suffer immediate and irreparable harm which said harm is presumed to occur, and that Company shall be entitled to receive from a court of competent jurisdiction, a temporary restraining order with or without notice to Executive, as well as the entry of a preliminary and permanent injunction.  Said right to an injunction shall be in addition to and not in limitation of any other rights or remedies Company may have for monetary damages or other damages or relief.

g.

It is further expressly understood and agreed that the provisions of this Agreement shall apply whether this Agreement is terminated by Company or Executive or upon its expiration or termination.  If the Executive breaches this provision and the Company seeks an injunction or other legal remedy to interpret or enforce this covenant, then the Executive agrees to pay all reasonable attorneys’ fees and costs of the Company both for the trial and any appeal.

h.

Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

11.

Litigation-Attorneys’ Fees.  In connection with any litigation arising out of the enforcement of this Agreement or for its interpretation, including the litigation and/or enforcement of rights by the

Company provided in Sections 7 and 8, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees,  and including filing fees, service fees, computerized legal research fees, postage, courier and photocopying fees of any kind, deposition costs of any kind, long distance telephone costs and travel related in any way to the litigation, trial and hearing exhibits, expert witness consultation, preparation and deposition fees, and all other expenses reasonably related to such litigation, at the trial and all appellate levels from the other party. The Company agrees to pay for any and all legal work or representation (as appointed by Executive) required to defend and/or settle any claims made and/or threatened against Executive as a result of his employment with the Company and while performing his duties on behalf of the Company.

12.

Non-disparagement.  Executive agrees not to directly or indirectly publish, repeat, utter, or report any statement or comment, nor to partake, encourage, induce or voluntarily participate in any action or, engage in any activity (oral or written) to a third party, including any representative of the print, internet, or broadcasting media or “blog” owner, writer or contributor, which might disparage, defame, embarrass, place in a negative light, adversely affect or call into question the business operations (past, present or future), policies (past, present or future) or employees (past, present and future) of the Company, any entity owned and/or controlled, in whole or in part, by the Company (past, present or future) and any joint venture, partner or affiliate of the Company (past, present or future).  However, nothing herein shall limit in any way the ability and right of the Executive to fully and completely communicate with the Company’s Board of Directors on any issue; to fully and completely comply with all laws and governmental regulations, including reporting, assisting or providing any information as required by any and all governmental agencies acting pursuant to their lawful authority to obtain appropriate required information or to perform appropriate investigations; or to respond fully and completely to any subpoenas properly issued by a court or governmental agency or to respond to any lawsuit or administrative proceeding brought against the Executive and/or the Company.

13.

Freedom to Contract.  The Executive represents and warrants that the Executive has the right to negotiate and enter into this Agreement, and the grant of the rights herein granted and that this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal, or other existing business relationship.

14.

Notices.  Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested, by overnight delivery, by courier; or by confirmed telecopy, in the case of the Executive to the Executive’s last place of business or residence as shown on the records of the Company, or in the case of the Company to the Chair of the Compensation Committee, and if no Chair is in position or available, then notice will be given to the Chair of the Audit Committee; or such other place as it may designate.

15.

Waiver.  Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its rights thereafter to enforce the same, not shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement.  No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

16.

Complete Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral.  Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

17.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

18.

Binding Effect/Assignment.  This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any Company affiliates controlled by or under common control with the Company, with the written approval of Executive.

19.

Governing Law, Venue, Waiver of Jury Trial.  This Agreement shall become valid when executed and accepted by the designee of the Company.  The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida without giving effect to any principles of conflicts of law.  Company and Executive acknowledge and agree that the U.S. District for the Southern District of Florida, or if such court lacks jurisdiction, the Fifteenth Judicial Circuit (or its successor) in and for Palm Beach County, Florida, shall be the exclusive venue and proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.  The parties further agree and hereby waive and release any right to a trial by jury in any action arising out of the interpretation, enforcement or breach of this Agreement.  The parties further agrees that they must bring an action arising out of this Agreement within twelve (12) months from the date of accrual of cause of action or forever be barred from bringing said action, with the parties further agreeing that any action to enforce or interpret Sections 7 and 8 may be brought within 2 years of the termination or expiration of this Agreement.

20.

Headings.  The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21.

Survival.  Any termination of this Agreement shall not affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

22.

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of Sections 7 or 8 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

23.

Construction.  This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

(Signature Page Follows.)

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, UNDERSTAND ITS TERMS AND CONDITIONS, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Palm Beach County, Florida.

EXECUTIVE:

/s/ NOEL J. GUILLAMA
Noel J. Guillama

Approved on behalf of Company:

/s/ JOSE DE LA TORRE
Chair of Compensation Committee
on Behalf of Board of Directors

CORPORATE OFFICER:

/s/ DONALD B. COHEN
Donald B. Cohen
Vice President, CFO